SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549




                             FORM 8-K



        Current Report Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934




Date of Report (Date of earliest event reported): May 9, 1996
                                                  -----------



                   ALLIANCE ENTERTAINMENT CORP.
      ------------------------------------------------------
      (Exact name of registrant as specified in its charter)



        Delaware              1-13054              13-3645913
- - -----------------------------------------------------------------
(State or other jurisdiction  (Commission      (I.R.S. Employer
     of incorporation)        File Number)    Identification No.)



   110 East 59th Street, New York, New York          10022
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    (Address of principal executive offices)      (Zip Code)



Registrant's telephone number, including area code: (212) 935-6662
                                                    --------------

                     Exhibit index on page 4.
                          Page 1 of 7.


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                                     -2-

Item 5.     Other Events

            On May 9, 1996, the Registrant issued a press release which is attached as Exhibit 1 hereto.

            The press release dated May 9, 1996 set forth in
Exhibit 1 hereto contains forward-looking statements as defined in section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, including, with-out limitation, the effect of economic and market conditions in markets served by the Company, demand for recorded music prod-uct generally, demand for the Company's proprietary product, returns of inventory, currency fluctuations, changes in distri-bution methodology and technology, and the effects of laws gov-erning rights with respect to intellectual property, as well as other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.


Item 7.     Financial Statements and Exhibits

    (c)     Exhibits

            Exhibit 1.        Press Release dated May 9, 1996.




































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                                   SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          ALLIANCE ENTERTAINMENT CORP.



                                     By: /s/ Anil K. Narang
                                         -----------------------------------
                                          Name:  Anil K. Narang
                                          Title: Vice Chairman and President



Date:  May 10, 1996



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                                 EXHIBIT INDEX


Exhibit 1.        Press Release dated May 9, 1996                 Page 5





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                                                                      Exhibit 1
                                                                      ---------


                                 STERN & CO.
               MEDIA COMMUNICATIONS - INVESTOR RELATIONS
               215 Park Avenue South, New York, NY 10003
                   Tel: (212) 777-7722 Fax: 777-9025
           World Wide Web: http://sternco.com.sternco.html


FROM:  STERN & COMPANY                       CONTACT:  Jeffrey Goldberger
                                                         (212) 777-7722

                                             FOR IMMEDIATE RELEASE
                                             ---------------------

FOR:  ALLIANCE ENTERTAINMENT CORP.           CONTACT:  Anil Narang
       110 East 59th Street                              President
       18th Floor                                        (212) 935-6662
       New York, NY  10022


   ALLIANCE ENTERTAINMENT REPORTS FIRST QUARTER 1996 RESULTS
             SEEING IMPROVED RECORDED MUSIC SALES


          NEW YORK, May 9, 1996, Alliance Entertainment Corp. (NYSE: CDS) today reported sales of $176.2 million for the first quarter ended March 31, 1996, a 17.3% increase over the $150.2 million posted for the same period last year. The Com-pany reported a net loss for the period of $4.6 million or ($0.13) per share, versus net income of $1.7 million or $0.05 per share reported for the comparable period last year.

          The loss includes one-time charges of $2.5 million related to the termination of its merger agreement with Metromedia and $400,000 in relation to the Company's previously announced consolidation plan. These charges are included in the Selling General and Administrative expenses for the quar-ter. During the period the Company experienced lower than anticipated sales and higher than anticipated returns in a weak retail music environment, particularly affecting the indepen-dent label side of the business, which is more sensitive to the lack of hit product releases.

          "The good news is that the near term and the long term pictures for our company are positive," said Alliance chairman Joseph J. Bianco. He pointed out that Alliance's earnings before interest, taxes depreciation and amortization (EBITDA), before the one-time charges, was in line with street expectations of $6 million for the quarter.







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          Bianco continued, "We believe we are seeing a firming
in retail pre-recorded music sales during the second quarter.
As record industry sales improve, I believe that our efforts to consolidate operations while building market share and diversi-fying into copyright ownership of pre-recorded music and video rights will begin paying off. At present we own 65,000 master recording copyrights. In order to gain greater control over the marketing of our proprietary products, in the first quarter of 1996, we began to directly distribute certain of our materi-als in the United States, Canada and Brazil, instead of licens-ing these territories to others."

          Bianco noted that in September, Alliance will move into its new state-of-the-art 240,000 sq. ft. warehouse and central operations facility in Coral Springs, FL. "The Coral Springs facility which will replace four existing Florida ware-houses and allow us the opportunity to centralize operations, control warehouse costs and decrease Sales General and Adminis-trative as a percentage of sales. In addition, we will have the ability to expand significantly on the existing site."

            Alliance Entertainment Corp. is engaged in the dis-tribution of music and music-related products and the acquisi-tion and exploitation of entertainment properties through acquisition, license, management agreement or otherwise.

                  (Graph to follow)

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                       ALLIANCE ENTERTAINMENT CORP.
                     UNAUDITED SELECTED OPERATING DATA

                 ($ in million, except per share amounts)

First Quarter Ended March 31,                         1996        1995
                                                      ----        ----
      Net Sales                                       $176.2      $150.2

      Depreciation & Amortization                     $  4.8      $  3.5

      EBITDA (before non-recurring charges*)          $  6.0      $ 10.0

      EBITDA*                                         $  3.1      $ 10.0

      Pre-tax income (loss)                           $  (9.7)    $  3.0

      Net Income (loss)                               $  (4.6)    $  1.7

      Earnings (loss) Per Share                       $  (0.13)   $ 0.05

      Weighted average shares
            outstanding and equivalents                35.8         34.9
                                                      million     million





- - ---------------------------
* Earnings before interest, taxes, depreciation and amortization includes for 1996 one-time charges of $2.5 million related to the termination of the merger agreement with Metromedia and $.4 million in relation to the company's previously announced consolidation plan.